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                                    EXHIBIT A

                            STOCK PURCHASE AGREEMENT
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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                             ADVANCED PHOTONIX, INC.

                                  AS PURCHASER

                                       AND

                               THE STOCKHOLDERS OF
                           TEXAS OPTOELECTRONICS, INC.
                                  NAMED HEREIN

                                   AS SELLERS

                                                         DATED: JANUARY 17, 2003
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         STOCK PURCHASE AGREEMENT (the "Agreement") dated January 17, 2003 by and among ADVANCED PHOTONIX, INC., a Delaware corporation (hereinafter referred to as the "Purchaser") with its principal offices at 1240 Avenida Acaso, Camarillo, California 93102, and the STOCKHOLDERS (as set forth on Schedule 3.3, and hereinafter collectively referred to as the "Sellers") of TEXAS OPTOELECTRONICS, INC., a Texas corporation with its principal offices located at 702 Shepherd Drive, Garland Texas 75042 (the "Company").

                                R E C I T A L S:

         A. The Company is in the business of the development, manufacture and distribution of LEDs, displays, high resistivity quadrant detectors and assemblies for the military, medical, communications, telecom and computer markets.

         B. The Sellers desire to sell their Ownership Interests (as hereinafter defined) in the Company to Purchaser in a transaction intended to be a tax-free reorganization under Code Section 368(a)(1)(B) and Purchaser desires to purchase Sellers' Ownership Interests from the Sellers on the terms and conditions herein set forth.

         Therefore, in consideration of the provisions and mutual covenants contained herein, the Parties hereto hereby agree as follows:

         1.       DEFINITIONS.

                  1.1 DEFINED TERMS. As used in this Agreement, the following terms have the meanings set forth in Schedule 1.1.

                  1.2      OTHER DEFINITIONAL PROVISIONS; INTERPRETATION.

                           1.2.1    Unless otherwise specified therein, all
terms defined in this Agreement shall have the defined meanings when used in any certificate or other agreement, instrument or document made or delivered pursuant hereto.

                           1.2.2    The words "hereof", "herein" and "hereunder"
and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

                           1.2.3    The headings in this Agreement are included
for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

                           1.2.4    The meanings given to terms defined herein
shall be equally applicable to both the singular and plural forms of such terms.
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         2.       PURCHASE AND SALE OF THE STOCK.

                  2.1 PURCHASE AND SALE. The Sellers hereby this day (the "Closing Date") sell, assign, transfer and convey their Ownership Interests in the Company to Purchaser or its assigns. In consideration therefore, Purchaser has this day delivered shares of Purchaser's Stock to the Sellers, in the amounts and to the Sellers as set forth on Schedule 3.3 such that a total amount of 1,000,000 shares of Purchaser's Stock is delivered to the Sellers collectively (the "Purchase Price").

                           At Closing, Sellers agree to deliver to the Escrow
Agent, to hold in escrow pursuant to Section 3 hereof, the following:

                           (i)      Fifty Thousand Dollars ($50,000)
                                    representing the cash portion of the Escrow
                                    Fund payable by check or wire transfer; and

                           (ii) 250,000 shares of the Purchaser's Stock representing the stock portion of the Escrow Fund.

                  2.2 ADJUSTMENT OF THE PURCHASE PRICE. The Purchase Price shall be subject to adjustment by the amount (the "Adjustment Amount"), if any, that the Net Working Capital of the Company increases or decreases between August 31, 2002 and the Closing Date. Promptly after the Closing Date, Purchaser's Independent Auditors shall perform a review of the financial statements of the Company for the period beginning December 1, 2002 and ended the Closing Date, including a balance sheet (the "Closing Balance Sheet"). The Closing Balance Sheet shall be delivered to Sellers and Purchaser within 45 days after the Closing Date. Upon such delivery of the Closing Balance Sheet, the Purchase Price will be increased or decreased by the Adjustment Amount. The Adjustment Amount shall be computed by subtracting $425,112 (which the parties agree is the Net Working Capital of the Company as at August 31, 2002 computed as set forth on Schedule 2.2(A) hereof) from the Net Working Capital of the Company at Closing as shown on the Closing Balance Sheet. In the event the Adjustment Amount is positive, the Purchase Price shall be increased by the amount of the Adjustment Amount, and Purchaser will within five (5) days deliver additional shares of Purchaser's Stock having a value equal to the Adjustment Amount. For all purposes of this Section 2.2, the value of the Purchaser's Stock shall be deemed to be equal to $0.92 per share (the "Agreed Value"). In the event the Adjustment Amount is negative, the Purchase Price shall be reduced by such amount and Escrow Agent shall within five (5) days pay to Purchaser such Adjustment Amount out of the Escrow Fund. Payment shall be made first out of the cash portion of the Escrow Fund and second out of the stock portion of the Escrow Fund valued for this purpose at the Agreed Value. After the adjustment of the Purchase Price is complete, any remaining cash in the Escrow Fund will be returned to Sellers in accordance with the terms of the Escrow Agreement. Any adjustments required in this Section will be subject to the dispute resolution procedures set forth in Schedule 2.2(B) hereof.

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         3.       REPRESENTATIONS AND WARRANTIES OF SELLERS.

                  In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, the Sellers jointly and severally make each of the representations and warranties set forth in this
Article 3 as follows, provided however Ron Baldock, Robin Baldock, Oqullia Dunagin and Walter Dunagin, only make those representations and warranties set forth in Sections 3.3 and 3.20 below:

                  3.1      CORPORATE ORGANIZATION OF THE COMPANY.

                           3.1.1    The Company is a corporation duly organized,
validly existing and in good standing under the laws of the State of Texas and has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; the Company has qualified as a foreign corporation in all jurisdictions in which the Company's ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation as set forth on Schedule 3.1.1. The copies of the Certificate of Incorporation and Bylaws of the Company heretofore delivered to Purchaser are complete and correct copies of such instruments as presently in effect.

                           3.1.2    Schedule 3.1.2 hereto sets forth the name,
position and total compensation of each officer and director of the Company, and the name, position and total compensation for each other employee of or consultant to the Company whose total compensation in the fiscal year ended December 31, 2002 was, or in the current fiscal year is expected to be, in excess of $50,000.

                  3.2      SUBSIDIARIES. The Company has no Subsidiaries.

                  3.3 CAPITALIZATION OF COMPANY. The authorized and outstanding capital of the Company consists solely of the shares of Common Stock (the "Shares") listed on Schedule 3.3 hereof and the persons (the "Stockholders") set forth on Schedule 3.3 (the "Stockholders") hereof are the owners of the Shares in the Company in the percentages set forth after their respective names on Schedule 3.3 (the "Ownership Interests") and, except as disclosed on Schedule 3.3, each has good, valid and marketable title to the Shares free and clear of all liens, encumbrances, security interests or claims, whatsoever, with full power and authority to transfer and convey the same. No other person has any record or beneficial equity interest in the Company of any kind. All of the outstanding Shares in the Company are validly issued, fully paid and nonassessable. There are no outstanding (i) securities convertible into or exchangeable for any equity interests in the Company; (ii) options, warrants, calls or other rights (including conversion rights, preemptive rights or appreciation rights) with respect to the issued and outstanding equity interests in the Company, or to purchase or subscribe to any of the equity interests in the Company or securities convertible into or exchangeable for equity interests in the Company; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale, transfer, and/or assignment of any equity interests in the

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Company, any convertible or exchangeable securities or any such options, warrants or rights.

                  3.4 BUSINESS ASSETS. All of the tangible assets used in the Business, including, without limitation, all machinery, office and other equipment, furniture, computers and related equipment, network and customer support systems, business machines, telephone systems, parts and accessories, telephone and facsimile numbers, Web sites, e-mail addresses and Internet domain addresses presently utilized by the Company in the Business, shall be referred to herein collectively as the "Tangible Assets". Attached hereto as Schedule 3.4 is a true and correct list or description of the Tangible Assets used in the Business. The Tangible Assets include all of the hardware, software (other than off-the-shelf software licensed by the Company or the Subsidiary) and other equipment used to support, maintain and service the customers of the Company. As of the Closing Date, each of the Tangible Assets is in good and operable condition, normal wear and tear excepted. Inventory items of Seller are disclosed on the detail descriptive listing at Schedule 3.4, and that all inventory listed on the Schedule will be of a quality and quantity that is usable or salable in the ordinary course of business, consistent with past practice and not obsolete except as is consistent with past practice. Tangible Assets and Inventory (together the "Business Assets") listed on Schedule 3.4 is divided into Categories A, B and C. Prior to the date hereof, Seller has disposed all of the Business Assets in Category C.

                  3.5 NO VIOLATION. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or Bylaws or similar documents of the Company or will (a) violate, or be in conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, or result in the termination of, or acceleration of the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of the Company under any Contractual Obligation to which the Company or any of the Sellers is a party or by which the Company or any of the Sellers is bound, or to which the property of the Company is subject; or (b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which the Company is subject.

                  3.6 FINANCIAL STATEMENTS. The Company has heretofore delivered to Purchaser: (a) the Unaudited Balance Sheet, and the statements of income for the eight month period ended August 31, 2002 and (b) a balance sheet of the Company as at November 30, 2002 together with statements of income and cash flow for the eleven month period then ended as audited by Farber & Haas. Such balance sheets and notes thereto are true, complete and accurate in all respects and fairly present in accordance with GAAP the assets, liabilities and financial condition of the Company as at the respective dates thereof and for the periods covered thereby, and all such statements of income and statements of cash flow and the notes thereto are true, complete and accurate in all respects and fairly present in accordance with GAAP the results of operations for the periods therein referred to. All of the foregoing financial statements were prepared in accordance with GAAP consistently applied throughout the periods involved (except in the case of the Unaudited Balance Sheet to the extent subject to normal year end adjustments).

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                  3.7      NO UNDISCLOSED LIABILITIES; ETC. Except as set forth
on Schedule 3.7, the Company has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which were not properly reflected or adequately reserved against in accordance with GAAP on the Unaudited Balance Sheet, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof and except as set forth in this Agreement. The reserves reflected on the Unaudited Balance Sheet are adequate, appropriate and reasonable in light of historical practices.

                  3.8 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth on Schedule 3.8, from the Balance Sheet Date through the date hereof, the Company has not (except as contemplated by, or disclosed in, this Agreement):

                           3.8.1    conducted its business in other than the
ordinary course consistent with past practice;

                           3.8.2    instituted any new methods of purchase,
sale, lease, management, accounting or operation or engage in any transaction or activity, entered into any agreement or made any commitment or amended any existing agreement, except in the ordinary course of business and consistent with past practice;

                           3.8.3    entered into or amended any employment
agreement, entered into any agreement with any labor union or association representing any employee or entered into or amended any Plan or amended any certificate;

                           3.8.4    incurred any liabilities or obligations
(absolute, accrued, contingent or otherwise) except items incurred in the ordinary course of business, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves not in accordance with GAAP or entered into any lease or sublease of real property or exercised any purchase options or rights of first refusal contained in any of the Leases (as hereinafter defined) except in the ordinary course of business and consistent with past practice;

                           3.8.5    paid, discharged or satisfied any claims,
liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected on or reserved against on the Unaudited Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

                           3.8.6    permitted or allowed any property demised
under the Leases or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, assignment, restriction or charge of any kind, except for liens for current taxes not yet due;

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                           3.8.7    entered into or consent to any amendment of,
or sublease with respect to the properties demised under the Leases except in the ordinary course of business and consistent with past practice.

                           3.8.8    written down the value of any inventory
(including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

                           3.8.9    canceled any debts or waived any claims or
rights involving more than $1,000;

                           3.8.10   sold, transferred, abandoned or otherwise
disposed of any properties or assets (real, personal or mixed, tangible or intangible, or entered into any lease (as lessor or lessee)) except as required by Section 3.4 or in the ordinary course of business and consistent with past practice;

                           3.8.11   disposed of or permitted to lapse (except by
its own terms) any rights to the use of any existing patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the conduct of its business) to any person, other than representatives of Purchaser, any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

                           3.8.12   granted or committed to grant any general
increase in the compensation of officers, directors or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increases in the compensation payable or to become payable to any officer, director or employee, including payments or commitments to pay severance or termination pay, except for the Bonus Plan contemplated by Section
6.1.9 and increases granted in the ordinary course of business consistent with past practices or pursuant to existing agreements;

                           3.8.13   made any single capital expenditure or
commitment in excess of $5,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $10,000 since the Balance Sheet Date for additions to property, plant, equipment or intangible capital assets;

                           3.8.14   declared, paid or set aside for payment any
dividend or other distribution in respect of its equity securities or redeemed, purchased or otherwise acquired, directly or indirectly, any equity security of the Company;

                           3.8.15   made any change in any method of accounting
or accounting practice except as required by GAAP;

                           3.8.16   paid, distributed, loaned or advanced any
amount to, or sold,

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transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with any Affiliates, officers or directors of the Company, or any Affiliate or associate of any officers or directors of the Company except for directors' fees, and compensation to officers at rates not exceeding the rates of compensation in effect during the period ended on the Balance Sheet Date;

                           3.8.17   entered into or amended any written contract
or other agreement pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

                           3.8.18   except for inventory, supplies or equipment
acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other entity;

                           3.8.19   entered into any transaction other than in
the ordinary course of business;

                           3.8.20   terminated, surrendered, canceled or
assigned any of its properties demised under the Leases, or any part thereof, except in the ordinary course of business consistent with past practice;

                           3.8.21   the Company has not terminated any Plan or
withdrawn from any Multiemployer Plan or failed to notify the Purchaser of any "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code; or

                           3.8.22   agreed, whether in writing or otherwise, to
take any action described in this Section.

                  3.9 TITLE TO PROPERTIES; ENCUMBRANCES. The Company owns no real property.

                  3.10     LEASES.

                           3.10.1   Schedule 3.10 hereto is an accurate and
complete list of all leases or rights of occupancy pursuant to which the Company leases or subleases any real property or interest therein or personal property (the "Leases"). A true and correct copy of each Lease has been delivered to Purchaser together with all amendments and modifications thereto, and all subordination, non-disturbance and/or attornment agreements related thereto, and no changes have been made thereto since the date of delivery. Each Lease is valid and in full force and effect. There are no existing defaults under any provision of any Lease, and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder.

                           3.10.2   The Company is in actual possession of the
properties demised under the Leases and, except as shown on Schedule 3.10, has good and indefeasible title to the

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leasehold estates conveyed under the Leases free and clear of all title defects or objections, mortgages, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, and are not, in the case of the properties demised under the Leases, to the knowledge of Seller, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, (i) liens shown on the Unaudited Balance Sheet as securing specific liabilities or obligations or other matters with respect to which no default exists, and (ii) liens for taxes not yet due and payable. No portion of any of the improvements erected by and under the direction of the Company on the properties demised under the Leases encroach on adjoining property or public streets and, to the knowledge of the Company, no portion of any of the properties demised under the Leases are, or have been, subjected to a special ad valorem tax valuation such that a change in ownership or use (whether now existing or in the future) has caused or will cause additional ad valorem taxes to be imposed upon the properties demised under the Leases.

                           3.10.3   The basic rent and all additional rent
payable under the Leases have been paid to date. To the knowledge of Seller, except as set forth on Schedule 3.10, all work required to be performed under the Leases by the landlord thereunder or by the Company has been performed and to the extent that the Company is responsible for payment of such work, has been fully paid for, whether directly to the contractor performing such work or to such landlord as reimbursement therefor except for items which the Company is disputing in good faith.

                           3.10.4   There have been no casualties which could
result in the termination of any Lease or the application of any buy-out provisions contained in any Lease relative to damage by casualty.

                  3.11     CUSTOMER AND SUPPLIER RELATIONS.

                           3.11.1   Schedule 3.11 contains a complete list of
all customers of the Company's business who, during the past 27 months, have purchased goods from the Company, including a separate notation of all customers that accounted for more than ten percent of the Company's sales in the next previous or current fiscal years; provided, however, customers whose purchases from the Company in a twelve-month period were less than $5,000 in the aggregate shall not be included on Schedule 3.11. Except as shown on Schedule 3.11, during the past 12 months none of those customers has given written notice or, to the knowledge of any of the Sellers, oral notice of intention to terminate their relationship with the Company or, to decrease or delay, in any significant respect, its purchases or usage of the Company's products. The Company is not required to be approved or certified as a supplier for any of its customers resulting from any formal application for an approval or certification process required by a customer as a condition to conducting business with it.

                           3.11.2   Schedule 3.11 also contains a complete list
of all suppliers of the Company's business in any one of the past 27 months. During the past 12 months, no supplier (including any supplier who is the Company's sole source of supply of any product or service)

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has given written notice or to the knowledge of any of the Sellers, oral notice of intention to terminate its relationship with the Company, or to decrease or delay, in any significant respect, its sale of products to the Company.

                  3.12     PATENTS, TRADEMARKS, TRADE NAMES, ETC..

                           3.12.1   Except as set forth on Schedule 3.12, the
Company neither owns nor licenses any patents, trademarks, trade names, service marks, copyrights and applications included in the Company's intellectual property.

                           3.12.2   The Company owns or is licensed to use, in
each case free and clear of any Lien created by the Company, all patents, trademarks, trade names, service marks, copyrights, applications for any of the foregoing, together with all other technology, know-how, tangible or intangible proprietary information or material and formulae that are used in the business of the Company as currently conducted.

                           3.12.3   Except as disclosed in Schedule 3.12, the
Company has received no written notice of any claims by any person, (i) to the effect that the manufacture, sale or use of any product or process as now used or offered by the Company infringes on any patents, (ii) against the use by the Company of any trademarks, trade names, technology, know-how or processes used in the operation of the business of the Company as currently conducted or presently contemplated, or (iii) challenging or questioning the validity or effectiveness of any of the Company's intellectual property. The Company has provided the Purchaser with a true and complete copy of each patent that constitutes the Company's Intellectual Property and each license or sublicense pursuant to which the Company is permitted to sell, distribute or otherwise use the Company's Intellectual Property owned by third parties.

                  3.13 BUSINESS PERMITS. Seller has obtained all approvals, authorizations, consents, licenses, franchises, orders, certificates or other permits of all governmental or regulatory agencies, whether federal, state, local or foreign (collectively, the "Approvals") necessary to the operations of the business as presently conducted, including, without limitation, the constructions, alterations, operation, use and occupancy of the properties demised under the Leases or any part thereof, or any of the improvements thereon, including, but not limited to the certificates of occupancy or the local equivalents, if any, and certificates relating to fire and health approval. All such Approvals are in full force and effect and good standing, neither Sellers nor the Company is in default under any Approval and there exists no basis for the termination, suspension or revocation of any such Approvals.

                  3.14     TAX MATTERS.

                           3.14.1   The Company has (i) filed or has caused to
be filed all federal, foreign, state and local sales, use, property, ad valorem, franchise, income, gross receipts, capital gains or other tax returns and statements which were required to be filed prior to the date hereof (the "Tax Returns and Statements") on a timely basis in accordance with the laws, regulations

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and administrative requirements of the appropriate Governmental Authorities, and
(ii) paid within the time and in the manner prescribed by law all amounts of Taxes (as defined in Schedule 1.1) shown on any Tax Returns and Statements, due for all periods ending on or prior to the date hereof. To the best of Sellers' knowledge and belief, all Tax Returns and Statements were, when filed, and continue to be, complete and accurate in all respects, and there exist no inaccuracies in the Tax Returns and Statements, however, in the event there are any inaccuracies in the Tax Returns and Statements, Sellers shall bear full responsibility for such inaccuracies and shall indemnify Purchaser pursuant to
Section 8 of this Agreement. Except as set forth on Schedule 3.14, no tax assessments or deficiency has been made or proposed against the Company nor has any notice been given of any actual or proposed assessment or deficiency. Except as set forth on Schedule 3.14, the Tax Returns and Statements are not presently the subject of any audit or other administrative or court proceeding by any Governmental Authority. No consents extending any applicable statute of limitations have been filed and no Governmental Authority has made a written request for such a consent.

                           3.14.2   The Company files Tax Returns and Statements
with respect to the income, capital gain, gross receipts or profits earned by it in Texas and in no other states or localities.

                           3.14.3   The Company has withheld or collected and,
to the extent required, has paid to the appropriate Governmental Authority on a timely basis, all Taxes that it was required to withhold, collect and pay, including but not limited to Taxes pursuant to the Federal Insurance Contribution Act, the Federal Unemployment Tax Act, and income Taxes subject to withholding. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company (except for Taxes not yet due).

                           3.14.4   No consent to the application of Section
341(f)(2) of the Code has been filed with respect to any assets acquired by the Company.

                           3.14.5   No property owned by the Company is property
as to which an election was made under Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code.

                           3.14.6   The Company: (i) has not agreed to or been
required to make any adjustment pursuant to Section 481(a) of the Code; (ii) has received no written notice that the Internal Revenue Service has proposed any such adjustment or change in accounting method; and (iii) does not have an application pending with any Governmental Body requesting permission for any change in accounting method.

                           3.14.7   The Company does not have in effect any tax
elections under Section 108, 168, 338, 441, 471, 1017, 1033 or 4977 of the Code,
except that the Company has elected under Section 471 of the Code to cost its inventory at the lower of cost or market.

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                           3.14.8   The Company is not a party (other than as an
investor) to any industrial development bond.

                           3.14.9   During the previous two fiscal years the
Company has not engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

                           3.14.10  For the past five (5) years, no written
claim has been received from any Governmental Authority representing any jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

                           3.14.11  The Company is not and has not been a party
to any tax sharing or similar agreement or arrangement.

                           3.14.12  The Company has provided Purchaser with
copies of: (i) all Tax Returns and Statements of or with respect to the Company for the five year period prior to the Closing Date; (ii) any written notices, protests, or closing agreements relating to issues arising in any audit, litigation or similar proceeding with respect to the liability for Taxes of the Company; (iii) any elections or disclosures filed by or on behalf of the Company with any taxing authority (whether or not filed with any Tax Returns and Statements); and (iv) any letter, rulings, determination letters or similar documents issued by any taxing authority with respect to the Company.

                           3.14.13  The Company is not a U.S. Real Property
Holding Corporation within the meaning of Section 897(c)(2) of the Code.

                  3.15     TRANSACTIONS WITH AFFILIATES. Except as set forth on
Schedule 3.15 hereto, no Affiliate, officer, director or employee of the Company has any interest, directly or indirectly, in any lease, lien, contract, license, encumbrance, loan or other Agreement to which the Company is a party, or any interest in any competitor, supplier or customer of the Company. Except as set forth on Schedule 3.15 hereto, the Company is not indebted, directly or indirectly, or to any Affiliate for any liability or obligation, whether arising by reason of stock ownership, contract, oral or written agreement or otherwise.

                  3.16 CONTRACTS AND COMMITMENTS. Schedule 3.16 hereto contains a complete, current and correct list of all material contracts, commitments, obligations or agreements of the Company (other than the Leases) whether written or oral (the "Contracts). For purposes of this Section 3.16 a contract which is "material" shall mean a single contract, whether written or oral:

                           3.16.1   pursuant to which any party thereto is
obligated to make annual payments aggregating more than $25,000;

                           3.16.2   which constitutes an employment agreement or
an agreement with any union or member organization;

                           3.16.3   which is not subject to cancellation by the
Company on not more than thirty (30) days notice without penalty;

                           3.16.4   which constitutes a purchase or sale
contract or commitment which continues for a period of more than twelve (12) months;

                           3.16.5   which constitutes an agreement which
restricts the Company from carrying out its business anywhere in the world or from competing with any other person;

                           3.16.6   which constitutes an agreement by the
Company with any Affiliate.

                           True, correct and complete copies of all written
contracts described in this Section 3.16 have been delivered to Purchaser. The Company is not in default, nor does the Company have any knowledge of any factual circumstances which can reasonably be expected to give rise to a claim of default under any contract.

                  3.17 COMPLIANCE WITH CONTRACTS. To the knowledge of Seller, each of the Contracts and Leases is valid and in full force and effect. The Company is not in default under any the Contracts or Leases and, to the knowledge of Seller, no act or omission has occurred which, with notice or lapse of time or both, would constitute a breach or default under any term or provision of any such Contract or Lease and no party is in breach or default under any of the Contracts or Leases, and no act or omission has occurred by any party which, with notice or lapse of time or both, would constitute such a breach or default under any term or provision thereof.

                  3.18     INSURANCE.

                           3.18.1   Schedule 3.18.1 contains a complete list of
all policies of fire, business interruption, liability, worker's compensation and other forms of insurance owned or held by the Company. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all of the Contracts and Leases; provide adequate insurance coverage for the assets and operations of the Company in light of current industry practice; will remain in full force and effect through the respective dates set forth on
Schedule 3.18.1. The Company has not been unable to obtain any insurance with respect to its assets or operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

                           3.18.2   Schedule 3.18.2 sets forth a true and
complete list of all group insurance programs in effect for employees of the Company. The Company is not in default with respect to any of its obligations with respect to any such group insurance program.

                  3.19     LABOR RELATIONS. Except to the extent set forth on
                           Schedule 3.19:

                           3.19.1   The Company is in compliance with all
applicable federal, state and local laws respecting employment and employment practices (including, without limitation, the Fair Labor Standards Act and all matters related to immigration or citizenship status), terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice;

                           3.19.2   there is no unfair labor practice charge or
complaint against the Company pending before the NLRB;

                           3.19.3   there is no labor strike, dispute, slowdown
or stoppage actually pending or threatened against or affecting the Company;

                           3.19.4   no representation question is pending before
the NLRB exists respecting the employees of the Company;

                           3.19.5   no grievance against the Company or the
conduct of its business, nor any arbitration proceeding arising out of or under collective bargaining agreements is pending;

                           3.19.6   the Company is not a party to any collective
bargaining agreement;

                           3.19.7   the Company has never experienced any work
stoppage or other labor difficulty; and

                           3.19.8   the Company has not, and prior to the
Closing Date will not have, suffered a "plant closing" or "mass layoff" within the meaning of the US Worker Adjustment and Retraining Notification Act.

                  3.20     SECURITIES ACT COMPLIANCE.

                           3.20.1   Each of the Sellers are acquiring the shares
of Purchaser's Stock (the "Shares") for his or her own accounts.

                           3.20.2   Each of the Sellers understands that the
offering and sale of the Shares is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and under similar provisions under the applicable state securities laws, and understands and agrees that the Shares may not be sold, transferred, hypothecated or pledged, except pursuant to an effective registration statement under the Securities Act and under the applicable state securities laws or pursuant to an available exemption under the registration requirements of the Securities Act and under the applicable state securities laws, established to the satisfaction of the Purchaser, and that the Purchaser is under no current obligation to register the Shares or to assist the Sellers in complying with any exemption from the registration thereof in connection with the sale or transfer of the Shares. Any certificates representing Purchaser's Stock delivered as the Stock Consideration will bear the usual and customary legend noting that transferability of the Purchaser's Stock is subject to Securities Act restriction.

                           3.20.3   Each of the Sellers has all documents which
he or she has requested relating to the business, payments and financial condition of the Purchaser, including Purchaser's current filings under the Exchange Act, and understands that, to the extent that any information set forth in material previously presented to it is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail and supercede such prior information.

                           3.20.4   Each of the Sellers has been given the
opportunity to obtain such additional information as is necessary to verify the accuracy of the information which was provided in order for him or her to evaluate the merits and risks relating to a purchase of the Shares.

                           3.20.5   Each of the Sellers has such knowledge and
experience in financial and business affairs that he or she is capable of evaluating the merits and risks of a purchase of the Shares and has not relied in connection with such purchase upon any representations, warranties or agreements other than those set forth in this Agreement and in the documents filed with the SEC by Purchaser pursuant to the Exchange Act and delivered to the Sellers.

                           3.20.6   Legend. Sellers understand that each stock
certificate representing shares of Purchaser's Stock to be delivered to the Sellers pursuant to this Agreement, in addition to any other legends required, shall bear a legend in substantially the following form until such time as the shares represented thereby are no longer subject to the provisions hereof:

           "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under any state securities laws. Such shares have been acquired for investment purposes only and not with a view to, or in connection with, the sale or distribution thereof. These securities may not be offered, sold, transferred or otherwise disposed of unless registered under the Securities Act of 1933, as amended, and any applicable state securities laws or an exemption from such registration is available."

                  3.21 LITIGATION. Except as set forth on Schedule 3.21 hereto:

                           3.21.1   there is no claim, action, suit or
arbitration proceeding, before any federal, state, municipal, foreign or other court or governmental or administrative body or agency, or any private arbitration tribunal or any investigation or inquiry before any federal, state, municipal, foreign or other court or governmental or administrative body now pending, relating to or affecting the Company or any director, officer, agent or employee thereof in his capacity as such, or the assets, properties or business of the Company, or the transactions contemplated by this Agreement, nor has the Company received written notice of any threat to institute such a proceeding;

                           3.21.2   there is not in effect any order, judgment
or decree of any court or governmental or administrative body enjoining, barring, suspending, prohibiting or otherwise limiting the Company or any officer, director, employee or agent of the Company from conducting or engaging in any aspect of its business, or requiring the Company or any officer, director, employee or agent of the Company to take certain action with respect to any aspect of the its business; and

                           3.21.3   The Company is not in violation of or
default under any order, judgment, writ, injunction or decree of any court or regulatory authority.

                           3.21.4   none of the matters identified on Schedule
3.21 have had or could reasonably be anticipated to have a material adverse effect.

                  3.22 NO CONDEMNATION OR EXPROPRIATION. Neither properties demised under the Leases, or any portion thereof or any other assets of the Company is subject to any governmental decree or order to be sold of which the Company has received notice or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

                  3.23 COMPLIANCE WITH LAW. The operations of the Company have been conducted in accordance with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Company, including, without limitation, all such laws, regulations and requirements relating to antitrust, consumer protection, equal opportunity, discrimination on the basis of race, national origin, sex, age, immigration, health, occupational safety, plant closing, pension, requirements of any Board of Fire Underwriters or similar body, Environmental Laws or toxic waste laws. During the past three (3) years, the Company has not received any notification of any asserted present or past failure by the Company to comply with such laws, rules or regulations.

                  3.24     ENVIRONMENTAL PROTECTION. Except as set forth on
                           Schedule 3.24:

                           3.24.1   None of the properties demised under the
Leases or real property previously owned or leased by the Company (which shall mean the Company, any subsidiaries of the Company and all corporation or other business entities substantially all of the capital stock or other interest of which, or all or substantially all of the assets of which, the Company has acquired) has been used at any time during which the Company owned or leased such real property, or otherwise has been in possession or control of such real property or leased property, and, to the knowledge of the Company, none of the properties demised under the Leases or any real property previously owned or leased by the Company was used at any time prior to the time such company owned, leased, possessed or controlled such real property or leased property (i) as a site for the disposal or storage of Hazardous Materials, or (ii) so as (x) to cause a violation or (y) to give rise to a removal or restoration obligation or liability for the costs of removal or restoration by others or a material for damages to others under, any Environmental Law or under the regulations of any Governmental Authority having jurisdiction over any of such real property. The Company has complied and are in compliance with all applicable Environmental Laws.

                           3.24.2   The Company has obtained and is in
compliance with all environmental permits, licenses and other authorizations which are required with respect to the operation of its business. As to any such permit, license or other authorization which has or is about to expire, the Company has timely applied for renewal thereof under Environmental Laws.

                           3.24.3   There is no civil, criminal or
administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of Seller, threatened against the Company relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                           3.24.4   No release, spill, seepage, leak or emission
has occurred to the knowledge of the Company on the properties demised under the Leases or on any real property previously owned or leased by the Company during the time of the Company's ownership or possession.

                           3.24.5   There are no underground storage tanks
located on any of the properties demised under the Leases, nor to the knowledge of the Company have there been any underground storage tanks removed from any real property owned or leased by any company during the period such real property was owned or leased by the Company, except to the extent that such underground storage tanks were removed in compliance with all applicable laws or required by applicable laws, ordinances, rules and regulations, and, to the extent such removal was performed upon notice and with the approval of, and the inspection and confirmation of closure as to such removal was performed by, all applicable governmental agencies having jurisdiction.

                           3.24.6   The Company has delivered to Purchaser true,
correct and complete copies or results of any reports inspections, safety procedures, logs, data, contracts, invoices, studies or tests initiated by the Company or landlords or by any Governmental Authority which are in the possession of the Company pertaining to Hazardous Materials, at any part of the properties demised under the Leases or the Company with respect to the business, any of the Company's predecessors or concerning compliance with or liability under Environmental Laws and other environmental matters in the operation of the business and such properties.

                  3.25     EMPLOYEE BENEFIT PLANS.

                           3.25.1   Schedule 3.25 hereto contains a complete
list of "Plans" of the Company consisting of each:

                                    (1)      "multiemployer pension plan," as
         defined in Section 3(37) of ERISA, to which the Company (or any entity that is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code ("Common Control Entity") contributes or is required to contribute, or with respect to which any of the Company or a Common Control Entity has any liability (the foregoing plans and any additional multiemployer pension plan to which the Company or any Common Control Entity has previously contributed or been required to contribute at any time after September 25, 1980 (the "Multiemployer Plans");

                                    (2)      "employee welfare benefit plan," as
         defined in Section 3(l) of ERISA, sponsored or maintained by the Company or any Common Control Entity, or to which the Company or any Common Control Entity contributes or is required to contribute, including each multiemployer welfare plan ("Welfare Plan");

                                    (3)      "employee pension benefit plan," as
         defined in Section 3(2) of ERISA (other than a Multiemployer Plan), sponsored or maintained by the Company or any Common Control Entity or to which the Company or any Common Control Entity contributes or is required to contribute ("Pension Plan"); and

                                    (4)      any other bonus, deferred or
         incentive compensation, pension, profit-sharing, retirement, stock purchase, stock grant, stock option, disability, sick pay, salary continuation, cafeteria, flexible spending account, dependent care assistance, or any other fringe benefit plan, arrangement or practices, other than normal payroll practices and policies concerning holidays and vacations, sponsored or maintained by the Company, whether formal or informal (collectively, "Employment Plans").

                           3.25.2   There are no "accumulated funding
deficiencies," as defined in Section 302(a)(2) of ERISA and Section 412 of the Code, whether or not waived, with respect to any of the Pension Plans.

                           3.25.3   The Unaudited Balance Sheet reflects, to the
extent required by GAAP as consistently applied by the Company, an accrual of all accrued but unpaid contributions to any Pension Plan, a Multiemployer Plan, and an accrual of all amounts accrued but unpaid under the Welfare Plans and the Employment Plans, all as of the Balance Sheet Date.

                           3.25.4   Each Pension Plan and each related trust
agreement, annuity contract, or other funding instrument, is qualified and tax exempt under the provisions of Sections 401(a) (or 403(a) as appropriate) and 501(a) of the Internal Revenue Code ("Code"), and a determination letter has been received from the Internal Revenue Service as to such qualified status.

                           3.25.5   Each Pension Plan, Welfare Plan and
Employment Plan complies in all respects with all applicable laws (including to the extent applicable, without limitation, the Code and ERISA) and is operated in accordance with its terms.

                           3.25.6   Each of the Company and any Common Control
Entity has paid all premiums (and interest charges and penalties for late payment, if applicable), due heretofore to the PBGC with respect to each Pension Plan. Except as described on Schedule 3.25, there has been no "reportable event", as defined in Section 4043(b) of ERISA and the PBGC regulations under that Section, with respect to any Pension Plan as to which notice has not been waived under applicable PBGC under PBGC regulations. No liability to the PBGC has been incurred by the Company or any Common Control Entity, on account of the termination of any Pension Plan. The PBGC has not instituted proceedings to terminate any Pension Plan and to the knowledge of Seller, there exists no condition or set of circumstances which could reasonably be expected to present a significant risk of the termination of any Pension Plan by the PBGC.

                           3.25.7   Except as set forth on Schedule 3.25, none
of the Company nor any Common Control Entity has withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively.

                           3.25.8   True and complete copies of each of the
following documents have been delivered by the Company to the Purchaser: (i) each Welfare Plan, each Pension Plan and each Multiemployer Plan, related trust agreements, annuity contracts, or other funding instruments; (ii) each Employment Plan and complete descriptions of any such plans that are not in writing; (iii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan; (iv) Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Welfare Plan and each Pension Plan for the two most recent plan years; and (v) all actuarial reports prepared for the last two available plan years for each Pension Plan.

                           3.25.9   Except as described on Schedule 3.25,
neither the Company nor any Welfare Plan or Employment Plan is obligated to make any payment of post-retirement life, accidental death, medical or disability insurance benefits of any type, excluding, for this purpose, the provisions of any such benefit as a result of an individual's exercise of his or her health care continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to or with respect to any former employee of the Company.

                  3.26 BROKERS AND FINDERS. Except as set forth on Schedule 3.26, the Company is not a party to any agreement with any person that would obligate the Purchaser to pay any brokerage fee, commission, finder's fees or investment banking fee in connection with the transactions contemplated by this Agreement.

                  3.27 CONSENTS. Except as set forth in this Agreement, the consummation of the transactions contemplated hereby in respect to the Company and the fulfillment of the terms of this Agreement in respect of the Company do not require the consent, approval, filing with, registration or release of any governmental authority or any other Person including, without limitation, any Person who is a party to a contract or a lease.

                  3.28 BOOKS AND RECORDS. Seller has maintained complete and correct copies of: (a) the Certificate of Incorporation and Bylaws and all amendments thereto; and (b) the equity ownership records of the Company. Minutes or other records of the meetings and other proceedings of the members and directors of the Company have not been maintained except to the extent heretofore delivered to Purchaser.

         4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.

                  In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated herein, the Purchaser represents and warrants to the Company as follows:

                  4.1 CORPORATE ORGANIZATIONS; Etc. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  4.2 AUTHORIZATION, ETC. This Agreement and each agreement, document and instrument required to be delivered by Purchaser at the Closing have been duly and validly authorized by all necessary corporate action of Purchaser full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The issuance of the Shares of Purchaser's Stock constituting the Stock Consideration has been duly and validly authorized by all necessary corporate action of Purchaser. This Agreement is the valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

                  4.3 NO VIOLATION. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or By-Laws or similar corporate documents of Purchaser or will (a) violate, or be in conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, or result in the termination of, or acceleration of the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of Purchaser or any subsidiary of Purchaser under any Contractual Obligation to which Purchaser or any subsidiary of Purchaser is a party or by which Purchaser or any subsidiary of Purchaser is bound, or to which the property of Purchaser or any subsidiary of Purchaser is subject; or (b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which Purchaser is subjects.

                  4.4 APPROVALS OF GOVERNMENTAL AUTHORITIES. No action, consent, approval or authorization of or declaration, filing or registration with any person or entity, including without limitation, any Governmental Authority is required to be obtained or made by or on behalf of Purchaser or the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby in respect of the Purchaser.

                  4.5 TRUE AND COMPLETE. None of the documents filed by the Purchaser under the Exchange Act and delivered to the Company (which are listed on Schedule 4.5) contained any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein no misleading.

                  4.6 THE PURCHASER'S STOCK. The Shares of Purchaser's Stock, if any, to be issued as the Stock Consideration hereunder, when issued and delivered in accordance with the provisions of this Agreement, will be duly authorized, validly issued shares of Purchaser's Stock and will be fully paid and non-accessible.

                  4.7 BROKERS AND FINDERS. The Purchaser is not a party to any agreement with any person or entity which would obligate the Company to pay any commission, finder's fee, investment banking fee, or brokerage fee in connection with the transactions contemplated by this Agreement.

         5.       NON-SOLICITATION AND NON-DISPARAGEMENT.

                  5.1 The Sellers for a period of three (3) years from the Closing Date shall not, directly or indirectly cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, employee, consultant or other business relation of the Company to cease doing business with the Company, to deal with any competitor of the Company or in any way interfere with its relationship with the Company.

                  5.2 The Sellers shall not disparage the Company or any of the Company's partners, shareholders, directors, officers, employees, agents or affiliates.

                  5.3 If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this
Article 5 is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision that is valid and enforceable that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Article 5 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Article 5 is reasonable and necessary to protect and preserve the Company's legitimate business interests and the value of the Company and to prevent any unfair advantage conferred on Seller.

         6.       DOCUMENTS DELIVERED AT CLOSING.

                  6.1 THE SELLERS OBLIGATIONS. On the date hereof, Seller has delivered to Purchaser or to Purchaser's designee:

                           6.1.1    The Company's Books and Records including:
(i) its minute books containing all records required to be set forth of all proceedings, consents, actions and meetings of the shareholders and Board of Directors; (ii) all permits, orders, and consents issued by any governmental authority with respect to the Company, and all applications for such permits, orders, and consents; and (iii) its transfer books setting forth all transfers of any shares of stock;

                           6.1.2    the duly executed consents and approvals
from all third parties, including, without limitation, the Landlord consents (which consents shall not be conditioned on any increased rental, other payment, reduced term, or other change of Lease terms and shall be in form and substance reasonably satisfactory to the Purchaser) and customary estoppel certificates, all as enumerated on Schedule 6.1.2 hereof;

                           6.1.3    the Employment Agreement between John Spor
and the Purchaser, in substantially the form annexed as Exhibit 6.1.3 hereto;

                           6.1.4    the Employment Agreement of Leslie D. Major,
Jr., substantially in the form of Exhibit 6.1.4, duly executed by Mr. Major;

                           6.1.5    stock certificates representing all of the
shares of Stock of the Company owned by Sellers with duly executed stock powers attached;

                           6.1.6    the Escrow Agreement in the form attached
hereto as Exhibit 6.1.6;

                           6.1.7    a payoff letter of Burke, Mayborn Co., Ltd.
(the "Lender") as to the outstanding balance, as of the Closing Date, of the Company's indebtedness to Lender in such form as Purchaser's Counsel may reasonably approve (a copy of which was delivered to Purchaser prior to Closing), appropriate evidence of satisfaction of indebtedness in form satisfactory to Purchaser and a statement by Lender authorizing Purchaser to file the Termination Statement on Form UCC-3;

                           6.1.8    the Escrow Fund will be delivered to the
Escrow Agent.

                           6.1.9    duly executed consents and approvals of the
Company adopting the Retention Bonus Plan in the form attached hereto as Exhibit 6.1.9.

                  6.2 OBLIGATIONS OF THE PURCHASER. At the Closing, and against delivery of each of the items required to be delivered by the Company under Section 6.1 above, Purchaser shall deliver the following.

                           6.2.1    payment of $1,200,000 to the Lender by check
or wire transfer in full satisfaction of all of the Company's obligations to the Lender;

                           6.2.2    the Purchase Price;

                           6.2.3    the Employment Agreements in substantially
the form annexed as Exhibits 6.1.3 and 6.1.4;

                           6.2.4    the Registration Rights Agreement
substantially in the form attached hereto as Exhibit 6.2.4; and

                           6.2.5    the Escrow Agreement in the form attached
hereto as Exhibit 6.1.6.

         7.       POST CLOSING OBLIGATIONS.

                  7.1 COOPERATION IN POST-CLOSING REVIEW. The Company and the Sellers will provide all cooperation reasonably requested to assist Purchaser's Independent Auditor in completing its post-closing Review of the Company's financial statements.

                  7.2 FURTHER COOPERATION. Each of the Company and the Purchaser will, at any time and from time to time after the Closing Date, execute and deliver such further instruments of conveyance, transfer and license, and take such additional actions as the Purchaser or the Company or their respective successors and/or assigns may reasonably request, to effect, consummate, confirm or evidence the sale of the Ownership Interests and the other transactions contemplated by this Agreement.

                  7.3 NOTIFICATION. The Company will reasonably cooperate with the Purchaser in notifying its customers that its business has been sold to the Purchaser, including, without limitation, executing any additional notices which the Purchaser may reasonably request. The Company will not, directly or indirectly, take any action which is designed or intended to have the effect of discouraging customers, suppliers or vendors and other business associates of its business from maintaining the same business relationship with the Purchaser or its respective successors and/or assigns after the Closing Dates as were maintained with the Company with respect to such business prior to the Closing Date.

         8.       INDEMNIFICATION.

                  8.1 INDEMNIFICATION. The Sellers excluding Ron Baldock, Robin Baldock, Oqullia Dunagin and Walter Dunagin and the Company, jointly and severally, shall defend, indemnify and hold Purchaser, the Purchaser and their respective directors, officers, employees and agents (the "Indemnified Buyers") harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including attorneys' fees and expenses and costs of investigation, including, without limitation, fees and disbursements of counsel incurred by the Indemnified Buyers (as such term is hereinafter defined) in any action or proceeding between Indemnified Buyers and any third party) of any kind or nature whatsoever (collectively, the "Losses") that may be asserted by anyone against the any Indemnified Buyer, or sustained or suffered by any Indemnified Buyer based upon or related to a breach of any representation, warranty, covenant or Agreement made by the Sellers or the Company in this Agreement or in any exhibit, schedule, or certificate delivered thereunder. The obligations of the Sellers and the Company under this Section 8.1 shall survive the Closing for one (1) year following the Closing Date except that the obligation to indemnify against losses incurred by reason of a misrepresentation of the representations contained in Sections 3.1 (relating to the corporate organization of the Company), 3.3 (relating to the Seller's sole ownership of all equity interests in the Company) shall survive in perpetuity and 3.14 (Tax Matters) shall survive until any action by the respective taxing authorities is barred by the relevant statute of limitations, and 3.24 (relating to environmental matters) shall survive for a period of five (5) years following the Closing Date.

                  8.2      PROCEDURES.

                           8.2.1    CLAIMS. A party entitled to indemnification
hereunder (together with its affiliates, designees, nominees, successors and assigns, an "Indemnified Party") shall notify the indemnifying party ("Indemnitor") and the Escrow Agent of any claim of such Indemnified Party for indemnification under this Agreement within thirty (30) days of the date on which an executive officer of such Indemnified Party first becomes aware of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the Indemnitor shall be given reasonable access to any documents or properties within the control of the Indemnified Party as may be useful in the investigation of the basis for the claim.

                           8.2.2    THIRD PARTY CLAIMS.

                                    (1)      In the event any Indemnified Party
         is entitled to indemnification hereunder based upon a claim asserted by a third party, the Indemnitor shall be given prompt notice thereof, in reasonable detail. The Indemnitor shall have the right (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing) undertake, conduct, control, at its expense and through counsel of its own choosing (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) the settlement or defense of such claim by giving written notice of its intention to do so not later than twenty (20) days following notice of such claim by the Indemnified Party, or such shorter time period as required so that the interests of the Indemnified Party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both an Indemnitor and an Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnitor.

                                    (2)      The Indemnified Party shall be
         entitled to recover from the Indemnitor, on a monthly basis, all reasonable attorney's fees and other costs and expenses incurred in the defense of such claim and the Indemnified Party shall have the right to contest, settle or compromise any claims in the exercise of its sole discretion at the expense of the Indemnitor. The Indemnified Party shall, however, notify the Indemnitor in writing of any settlement or compromise of such claim.

                                    (3)      If the Indemnitor assumes the
         defense of any such claim, the Indemnitor will promptly reimburse the Indemnified Party for the full amount of any loss resulting from such claim incurred by the Indemnified Party by delivering shares of Purchasers Stock to the Indemnified Party. For purposes of this Article 8, the value of Purchaser's Stock shall be calculated based on the average closing price of the Purchaser's Class A Shares of Common Stock on the American Stock Exchange for the ten (10) trading days preceding the date on which payment for the Claim is made. So long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim provided that in the event of any such payment of settlement, the Indemnified Party shall waive any right to indemnity by the Indemnitor.

                  8.3 COOPERATION. The Indemnitor and Indemnified Party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The Indemnified Party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Article 8.2.2 hereof, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this Section 8.3.

                  8.4      LIMITATION ON LIABILITY. Any provision of this
Section 8 to the contrary notwithstanding, in no event shall the total obligation under this Section 8 of the Sellers exceed 500,000 Shares of the Purchaser's Stock. No claims for indemnification under Sections 8.1 and 8.2 shall be made until the aggregate amount of all claims made under Sections 8.1 and 8.2 exceeds $25,000, whereupon all claims, or portions thereof, in excess of such amount may be made.

         9.       MISCELLANEOUS.

                  9.1 EXPENSES. Except as otherwise provided herein, the parties hereto shall each bear its own expenses in connection with the transactions contemplated by this Agreement, including the fees of attorneys, accountants, advisors, brokers, investment bankers and other representatives. The parties agree that any transfer taxes generated as a result of this transaction are included in the Purchase Price and are the sole responsibility of the Company.

                  9.2 NOTICES AND LEGAL PROCESS. All notices and other communications and legal process shall be in writing and shall be personally delivered, transmitted by telecopier, telex or cable, or transmitted by postage prepaid, registered or certified mail with return receipt requested or by recognized courier service, as elected by the party giving such notice, addressed as follows:

                  (a)  If to the Sellers:

                           Frank M. and Betsy P. Burke
                           5500 Preston Road, Suite 315
                           Dallas, Texas 75205
                           Fax: (214) 559-9899

                           Burke, Mayborn Co., Ltd.
                           5500 Preston Road - Suite 315
                           Dallas, Texas 75205
                           Fax: (214) 559-9899

                           Don and Janis Collum
                           Rt. 1 Box 254
                           Mt. Vernon, Texas 75457
                           Fax: (903) 860-3103

                           Leslie D. and Vicki Major
                           P.O. Box 850157
                           Mesquite, Texas 75185

                           John Spor
                           2202 Mermaid Circle
                           Rowlett, Texas 75088

                           Ron and Robin Baldock
                           203 Foxdale Lane
                           Sunnyvale, Texas 75182

                           Oqullia and Walter Dunagin
                           204 Lipscomb Street
                           Garland, Texas 75040

                  With copies to:

                           Haynes and Boone, LLP
                           2505 N. Plano Road
                           Suite 4000
                           Richardson, TX 75082
                           Attn:  David H. Oden, Esq.

                           Fax: (972) 680-7551

                  (b)  If to the Purchaser:

                           Advanced Photonix, Inc.
                           1240 Avenida Acaso
                           Camarillo, California  93102
                           Attention:  President
                           Fax:  (805) 383-4372

                  With copies to:

                           Richard D. Kurtz
                           Quantum Compliance Systems
                           2111 Golfside Road
                           Ypsilanti, MI  48197
                           Fax:  (734) 572-8815
                           E-mail:  rkurtz@qcs-facts.com

                                    -and-

                           Dornbush Mensch Mandelstam & Schaeffer, LLP
                           747 Third Avenue
                           New York, NY 10017
                           Attn:  Landey Strongin, Esq.
                           Fax:   (212) 753-7673
                           E-mail:  strongin@dmmslaw.com

All notices and other communications hereunder shall be in writing and addressed to as set forth above and shall be deemed to have been duly given (i) on the date sent if delivered by hand (or the next business day if sent after 5:00 p.m. on a business day or on a weekend or holiday), (ii) within three days of the date mailed if sent by registered or certified mail, postage prepaid, return receipt requested, (iii) or the next business day when given by prepaid courier delivery services such as Federal Express, DHL or other similar services, (iv) or when given by facsimile transmission upon receipt by sender of confirmed answer-back. Any party hereto may change its address for purpose hereof by notice to the other parties hereto.

                  9.3 DISCLOSURE. Each party shall provide the other a reasonable opportunity for consultation with respect to the text of any press release announcing the execution of this Agreement or the transactions contemplated hereby.

                  9.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.

                  9.5 WAIVER AND AMENDMENT. The parties may by written instrument extend the time for the performance of any of the obligations or other acts of the other hereunder and may waive (i) any inaccuracies of the other in the representations or warranties contained in this Agreement or in any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other, or satisfaction of any of the conditions to its or their obligations, contained in this Agreement or (iii) the performance (including performance to the satisfaction of a party or its counsel) by the other of any of its or their obligations set out herein. Any waiver, amendment or supplement hereof shall be in writing.

                  9.6 ENTIRE AGREEMENT. Unless otherwise specifically agreed in writing, this Agreement and the Schedules and Exhibits hereto and the other agreements anticipated hereby represent the entire understanding of the parties with reference to the transactions set forth herein and supersede all prior representations, warranties, understandings and agreements heretofore made by the parties, and neither this Agreement nor any provisions hereof may be amended, waived, modified or discharged except by an Agreement in writing signed by the party against whom the enforcement of any amendment, waiver, change or discharge is sought.

                  9.7 BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns except that no party may assign or transfer its rights or obligation sunder this Agreement without the prior written consent of the other parties to this Agreement.

                  9.8 GOVERNING LAW AND ATTORNEYS' FEES. The interpretation and enforceability of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the conflicts of laws provisions thereof. In the event of any action at law or suit in equity in relation to this Agreement, the prevailing party in each action or suit shall be entitled to receive its attorneys' fees and all other costs and expenses of each suit or action.

                  9.9 SEVERABILITY; CONSTRUCTION. In the event any provision hereof is determined to be invalid or unenforceable, the remaining provisions hereof shall be deemed severable therefrom and shall remain in full force and effect. Words and phrases defined in the plural shall also be used in the singular and vice versa and be construed in the plural or singular as appropriate and apparent in the context used. Unless otherwise specifically provided herein, accounting terms shall be given and assigned their usual meaning and effect as defined or used in GAAP.

                  9.10 COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written:

PURCHASER
                                     ADVANCED PHOTONIX, INC.

                                     By: /s/ Richard Kurtz
                                         -----------------------
                                         Richard Kurtz, Chairman

SELLERS

                                     BURKE, MAYBORN CO., LTD.,
                                     a Texas limited partnership

                                     By: /s/ Frank M. Burke
                                        ----------------------------------------
                                        Frank M. Burke, Managing General Partner

                                           /s/ Frank M. Burke
                                           -------------------------------------
                                           Frank M. Burke

                                            /s/ Betsy P. Burke
                                            ------------------------------------
                                            Betsy P. Burke

                                            /s/ Don Collum
                                            ------------------------------------
                                            Don Collum

                                            /s/ Janis Collum
                                            ------------------------------------
                                            Janis Collum

                                            /s/ Leslie D. Major, Jr.
                                            ------------------------------------
                                            Leslie D. Major, Jr.

                                            /s/ Vicki Major
                                            ------------------------------------
                                            Vicki Major

                                            /s/ John Spor
                                            ------------------------------------
                                            John Spor

                                            /s/ Ron Baldock
                                            ------------------------------------
                                            Ron Baldock

                                            /s/ Robin Baldock
                                            ------------------------------------
                                            Robin Baldock

                                            /s/ Oqullia Dunagin
                                            ------------------------------------
                                            Oqullia Dunagin

                                            /s/ Walter Dunagin
                                            ------------------------------------
                                            Walter Dunagin

                                TABLE OF CONTENTS

                                  EXHIBIT LIST

6.1.3             Employment Agreement for John Spor
6.1.4             Employment Agreement for Leslie D. Major, Jr.
6.1.6             Escrow Agreement
6.1.9             Retention Bonus Plan
6.2.4             Registration Rights Agreement

                                    SCHEDULES

1.1      Definitions
2.2(A)   Computation of the Company's Net Working Capital at August 31, 2002
2.2(B)   Certain Matters Relating to Dispute Resolution of Adjustment Amount
3.1.1    Foreign Qualification of the Company
3.1.2    Officers and Directors of the Company
3.3      Stockholders of the Company
3.4      Business Assets and Inventory
3.7      Obligations Not Disclosed on Unaudited Balance Sheet
3.8      Certain Changes
3.10     Leases
3.11     Customers and Suppliers
3.12     Intellectual Property
3.14.    Taxes, Assessments and Deficiencies
3.15     Transactions with Affiliates
3.16     Contracts and Commitments
3.18.1   Insurance Policies
3.18.2   Group Insurance Policies
3.19     Labor Matters
3.21     Litigation
3.24     Environmental Matters
3.25     Employee Benefit Plans
3.26     Brokers and Finders
6.1.2    Required Consents

                                  SCHEDULE 1.1

                                  DEFINED TERMS

         As used in this Agreement, the following terms should have the following meanings:

                  "Adjustment Amount" shall have the meaning set forth in
Section 2.1 hereof.

                  "Affiliate" means, as to any Person, a Person controlling, controlled by or under common control with such Person.

                  "Agreement" means this Agreement, as amended, supplemented or otherwise modified from time to time.

                  "Anniversary" means the first anniversary of the Effective Date as set forth in Section 2.2.2.

                  "Approvals" has the meaning set forth in Section 3.13.

                  "Balance Sheet Date" means August 31, 2002.

                  "Business Day" means a day of the year on which banks are not permitted or authorized to close in New York City.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                  "Closing Balance Sheet" shall mean the balance sheet of the assets and liabilities acquired by Purchaser as anticipated hereby, as of the Closing Date, and as reviewed by Purchaser's Independent Auditor pursuant to
Section 2.1 hereof.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder.

                  "Common Control Entity" has the meaning set forth in Section 3.25.1.

                  "Company's Financial Statements" has the meaning set forth in
Section 3.6.

                  "Company's Unaudited Financial Statements" has the meaning set forth in Section 3.6.

                  "Company's Independent Auditor" means Farber & Hass, LLP.

                  "Contracts" has the meaning set forth in Section 3.17.

                  "Contractual Obligation" means as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                  "Effective Date" means the date upon which the Effective Time occurs.

                  "Effective Time" means the time at which the Closing is completed.

                  "Employment Plans" has the meaning set forth in Section
3.25.1.

                  "Environmental Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, judgments, decrees, orders, consent agreements, (including common laws), licenses, rules or regulations pertaining to environmental protection, health or safety matters, including without limitation those arising under the Resource Conservation and Recovery Act, as amended, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control act, those relating to the disposition of hazardous materials, or any state or local analogue.

                  "Sellers" are the record and beneficial owners of all equity interests (as members or otherwise) in the Company as set forth on Schedule 3.3.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.

                  "Escrow Agent" means American Escrow Company in its capacity as Escrow agent.

                  "Escrow Agreement" means the Escrow Agreement, in substantially the form annexed as Exhibit 6.1.5, to be entered into at Closing among Purchaser, the Company and the Escrow Agent, pursuant to Section 6.1.5 hereof.

                  "Escrow Fund" means the $50,000 to be delivered by Seller to the Escrow Agent at the Closing pursuant to Escrow Agreement attached hereto as
Exhibit 6.1.5 and the portion of the Purchase Price equal to Two Hundred and Fifty Thousand (250,000) shares of Purchaser's Stock to be delivered by Purchaser to the Escrow Agent at the Closing pursuant to the Escrow Agreement.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

                  "Governmental Authority" means any nation, state, county, local or other governmental authority or any political subdivision thereof and any federal, state, county, local or foreign entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Hazardous Materials" means any (i) "hazardous substance," "waste," "pollutants," or "contaminant" (as defined in Sections 101(14),(33) of the CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. Section 302), including any element, compound, mixture, solutions, or substance that is or may be designated pursuant to Section 102 of CERCLA;
(ii) substance that is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251, 1321(b)(2)(A) ("FWPCA"); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, 6921) ("RCRA"); (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is or may be listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. Sections 7401, 7412); (vii) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it; and (viii) waste oil and other petroleum products.

                  "IRS" means the Internal Revenue Service.

                  "Inventory" means all inventory owned by the Company, whether on order from the Company's suppliers, raw materials, work-in-process, finished products or in process of being delivered to the Company's customers (Purchaser acknowledges that the Company has advised it does not have title to inventory being delivered.)

                  "Landlords" means the parties signatory as Landlords to the Leases.

                  "Leases" has the meaning set forth in Section 3.10.

                  "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security interest or agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

                  "Multiemployer Plans" has the meaning set forth in Section 3.25.1.

                  "Net Working Capital of the Company" means on the Closing Date, the amount by which Current Assets of the Company exceeds Current Liabilities of the Company as at the date on which such computation is made. The terms "Current Assets" and "Current Liabilities" shall have the meanings ascribed to them under GAAP, as applied to the financial statements consistent with past practices reflected in the historical financial statements of the Company, and all computations to be made hereunder shall be made in accordance with GAAP, and shall include a reasonable allowance for normal year-end adjustments, if any, on a basis consistent with the historical practices of the Company, provided, however, the Company's deferred tax asset shall be excluded from "Current Assets."

                  "NLRB" means the U.S. National Labor Relations Board.

                  "Ownership Interests" has the meaning set forth in Section
3.3.
                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Pension Plan" has the meaning set forth in Section 3.25.1.

                  "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                  "Plans" has the meaning set forth in Section 3.25.1.

                  "Purchaser's Independent Auditors" shall mean Farber & Hass, LLP, certified public accountants or such other firm of certified public accountants as the Purchaser may designate.

                  "Purchaser's Stock" means the Class A Common Stock of Purchaser, par value $.001.

                  "Requirement of Law" means as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Rule 144" means Rule 144, promulgated under the Securities Act, as in effect at the date hereof.

                  "SEC" means the United States Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Shares" means the shares of Purchaser's Stock, if any, delivered as the Stock Consideration.

                  "Subsidiary" means any Person of which shares of stock or other ownership interests having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries.

                  "Tangible Property" means as to any Person, the plant, machinery, equipment, leasehold improvements, vehicles, and structures of such Person and related capitalized items and other tangible property used in the business of such Person.

                  "Taxes" shall mean all foreign, federal, state, county, local and other taxes, levies, impositions, deductions, charges and withholdings, including, without limitation, income or franchise taxes or other taxes imposed on or with respect to net income or capital gain, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, withholding, payroll, employment, excise or property taxes, and shall include any interest, penalties or additions thereto.

                  "Tax Returns and Statements" has the meaning set forth in
Section 3.14.1.

                  "Trading Day" means a day on which the Purchaser's Stock is actually traded on the American Stock Exchange.

                  "Unaudited Balance Sheet" means the unaudited balance sheets of the Company as at August 31, 2002 previously delivered to Purchaser pursuant to Section 3.6.

                  "Welfare Plan" has the meaning set forth in Section 3.25.1.

                                 SCHEDULE 2.2(A)

       COMPUTATION OF THE COMPANY'S NET WORKING CAPITAL AT AUGUST 31, 2002

         Balances are from the unaudited Financial Statements provided to the Purchaser.

Total Current Assets                      $  1,090,146
Less Deferred Income Taxes                    (170,198)
                                          ------------
Net Current Assets                        $    919,948
Total Current Liabilities                 $    494,836
                                          ------------
Net Working Capital                       $    425,112
                                          ------------

                                 SCHEDULE 2.2(B)

                           CERTAIN MATTERS RELATING TO
                     DISPUTE RESOLUTION OF ADJUSTMENT AMOUNT

         Section 2.2 of the Agreement provides that the "Adjustment Amount" be computed from the review by the Purchaser's Independent Auditor of the financial statements as at the Closing Date which review shall be completed within forty-five (45) days after the Closing, and that any payments required by said
Section 2.2, either from the Purchaser to the Company or from the Company to the Purchaser, be made within five (5) business days after such computation is completed.

         The foregoing, notwithstanding, the Sellers shall have the right, to be exercised by written notice to the Purchaser prior to the expiration of such five (5) business day period, to extend such period for payment for an additional fifteen (15) days to permit an auditor chosen by Burke, Mayborn Co., Ltd. (the "BM Independent Auditor") to review such computation (including the components of such audited balance sheet) to determine whether it concurs or disagrees with the amount of the Adjustment Amount so computed.

         In the event the Sellers and the BM Independent Auditor disagree with the computation of the Adjustment Amount, they shall so notify the Purchaser, in writing, within such fifteen (15) day period. In such case, the Sellers and the Purchaser, and their respective Independent Auditors, shall endeavor in good faith to reconcile or compromise their differences and agree to an Adjustment Amount.

         In the event the Purchaser and the Sellers, and their respective Independent Auditors, fail to reach agreement on the Adjustment Amount within such second fifteen (15) day period, a third firm of independent certified public accountants shall be selected by agreement between the BM Independent Auditor and Purchaser's Independent Auditor to act as arbitrator of the dispute. Such arbitrator shall be instructed to deliver its decision within thirty (30) days of the time the matter has been presented to it.

         Each party shall bear its own costs in the foregoing procedure, including the fees of its respective Independent Auditor; provided, however, that in the event the arbitration provisions of the preceding paragraph are invoked, the party losing such arbitration will be responsible for all costs of the arbitrator, including all fees of the arbitrator and all fees and expenses of the other party's Independent Auditor in conducting such arbitration proceeding.

                                 SCHEDULE 3.1.1

                      FOREIGN QUALIFICATION OF THE COMPANY

                                      NONE

                                 SCHEDULE 3.1.2

                      OFFICERS AND DIRECTORS OF THE COMPANY

         This schedule below sets forth the name, position and total compensation of each officer and director of the Company, and the name, position and total compensation for each other employee of or consultant to the Company whose total compensation in the fiscal year ended December 31, 2002 was, or in the current fiscal year is expected to be, in excess of $50,000.

                           TEXAS OPTOELECTRONICS, INC.
               COMPENSATION OF OFFICERS AND HIGHLY PAID EMPLOYEES

                            OFFICERS                   SCAL 2002 PROJECTED COMP.
                            --------                   -------------------------
Frank M. Burke         Chairman                               $      -0-
Don Collum             President, CEO and CFO                 $  183,000
Les Major              Executive Vice President               $   90,682
John Spor              Vice President                         $   76,260
Gy Gupta               Sr. Vice President                     $   60,620
James Beaty            Vice President                         $   56,233
Tracy Taylor           V. P./Controller                       $   50,900
Ida Dedmon             Corp. Secretary                        $   28,718

Employees with Annual Salaries Greater Than $50,000

Ron Baldock                                                   $   60,500

                                  SCHEDULE 3.3

                           STOCKHOLDERS OF THE COMPANY

      Stockholders of Texas Optoelectronics, Inc. and respective Ownership
                                   Interests:

                                      Number of Shares               Percentage of         Number of Shares
                                      ----------------               -------------         ----------------
                                            of                      Company's Total         of Purchaser's
                                            --                      ---------------         --------------
                                        Common Stock                  Outstanding          Stock delivered at
                                        ------------                  -----------          ------------------
                                           Owned                     Common Stock              Closing
                                           -----                     ------------              -------
Burke, Mayborn Co., Ltd.                  6,224,382                      43.34%                   433,400*

Burke, Mayborn Co., Ltd.                  3,605,715                      25.10%                   251,000*

Burke, Mayborn Co., Ltd.                  1,337,441                       9.31%                    93,100*
                                         ----------                     ------                  ----------

Total Burke, Mayborn Co.,                11,167,538                      77.75%                   777,500
Ltd.

Frank M. Burke                              665,000                       4.63%                    46,300**

Don Collum                                2,155,916                      15.00%                   150,000

Leslie D. Major, Jr.                        246,494                       1.72%                    17,200

John Spor                                   114,068                       0.79%                     7,900

Ron Baldock                                   5,000                       0.04%                       400

Oqullia Dunagin                               9,379                       0.07%                       700
                                         ----------                       ----                  ---------

                        Total            14,363,395                        100%                 1,000,000
                                         ==========                        ===                  =========

                                  SCHEDULE 3.4

                          BUSINESS ASSETS AND INVENTORY

                    Filed under cover of a Memorandum of even date herewith.

                                  SCHEDULE 3.7

         OBLIGATIONS NOT DISCLOSED ON UNAUDITED BALANCE SHEET

         In November, at the auditor's request, the Company grossed up Prepaid Insurance and broke out a premium note payable. At August 31, 2002, this note was netted into prepaids.

         There are no other obligations other than those incurred in the normal course of business.

                                  SCHEDULE 3.8

                                 CERTAIN CHANGES

         This Schedule identifies any organizational or operational changes in the Company's business since the August 31, 2002 Balance Sheet.

                                      NONE

                                  SCHEDULE 3.10

                                     LEASES

A.       Real Property

         1. Lease Agreement dated 12-04-01 between the Company and Eminent International Enterprises, Inc. for premises located at 702 Shepherd Drive, Garland, Texas.

B.       Personal Property

         2.       Lease Agreement dated 1-19-01 between Texas
                  Optoelectronics, Inc. and Irwin Business Finance for an Opto Series Test Set.

         3.       Lease Agreement dated 1-19-01 between Texas
                  Optoelectronics, Inc. and Irwin Business Finance for a Marley Cooling Aquatower system and a Helium Leak Detector.

         4.       Lease Agreement dated 5-12-00 between Texas
                  Optoelectronics, Inc. and BSB Leasing for 2 Dell Laptop Computers and a Helium Leak Detector.

         5.       Lease Agreement dated 6-17-99 between Texas
                  Optoelectronics, Inc. and GE Capital for Mercury Communications Services.

         6.       Lease Agreement dated 8-16-99 between Texas
                  Optoelectronics, Inc. and Textron Financial for an Alacros Citrix Fileserver with modem and software.

         7.       Lease Agreement dated 1-12-99 between Texas
                  Optoelectronics, Inc. and Textron Financial for Infisy Software, 15 Dell Computers, Compaq Presario Laptop, and related computer hardware and software.

         8.       Lease Agreement dated 1-12-99 between Texas
                  Optoelectronics, Inc. and Textron Financial for Groupwise Software Startup Services.

         9.       Lease Agreement dated 7-21-98 between Texas
                  Optoelectronics, Inc. and GE Capital Finance for Dell PowerEdge Backup Tape Drive, Server and related computer hardware and software.

         10.      Lease Agreement dated 12-15-97 between Texas
                  Optoelectronics, Inc. and Textron Financial for seven (7) SBC Computers, Branson Welder and a MKS Controller/Sensor with Cable.

         11.      Lease Agreement dated 1-1-99 between Texas
                  Optoelectronics, Inc. and Datamax Leasing for a Canon Copier.

                                  SCHEDULE 3.11

                             CUSTOMERS AND SUPPLIERS

          This Schedule contains a complete list of all customers of the Company's business who, during the past 27 months, have purchased goods from the Company (in aggregate amounts of at least $5,000 per twelve month period), and a complete list of all suppliers of the Company's business in any one of the 27 months.

             -    Listing of customers during the past 27 months -- attached.

         The only customers making up more than 10% of total sales for the period are:

                  K-40 Electronics
                  Raytheon (All Divisions Combined)
                  Kaiser
                  L-3 Communications

             -    Listing of  supplier during fiscal 2001 and 2002 -- attached.

         The only customer giving written notice that they are terminating their Manufacturing Agreement is Clopay who sold their Atlas Door Division.

                                  SCHEDULE 3.12

                              INTELLECTUAL PROPERTY

         This Schedule contains an accurate and complete description of all patents, trademarks, trade names, service marks, copyrights and applications owned or licensed by the Company.

                           U. S. Patent No. 5,465,033

Issued: November 7, 1995

Abandoned: May 7, 1999

                                  SCHEDULE 3.14

                       TAXES, ASSESSMENTS AND DEFICIENCIES

         This Schedule sets forth any tax assessments or deficiency that has been made or proposed against the Company, or any notice that has been given of any actual or proposed assessment or deficiency.

                                      NONE

                                  SCHEDULE 3.15

                          TRANSACTIONS WITH AFFILIATES

         This Schedule sets forth any affiliate, officer, director or employee of the Company that has any interest, directly or indirectly, in any lease, lien, contract, license, encumbrance, loan or other Agreement to which the Company is a party, or any interest in any competitor, supplier or customer of the Company.

         The Company has Notes payable totaling $1,190,000 payable to Burke, Mayborn Co., Ltd., the Company's majority shareholder. The Notes bear interest at 12% per annum and are secured by liens on all of the Company's assets.

                                  SCHEDULE 3.16

                            CONTRACTS AND COMMITMENTS

         This Schedule contains a complete, current and correct list of all material contracts, commitments, obligations or agreements of the Company (other than the Lease) whether written or oral.

1.       Leases -- Schedule 3.10 is incorporated herein by reference.

2.       Rep Contracts
         Apollo Technical Sales
         Innovative Supply, Ltd.
         Oerfect Trade Promoters
         Overton Associates, Inc.
         Ramsgate Technical Sales
         Rep' France
         STG International

3.       Strategic Alliances
         EMS Technology, Inc.
         NPD Technology
         OEM Technology
         Photonic Detectors, Inc.

4.       Non-Disclosure Agreements
         B. W. Elliott Mfg. Co., Inc.
         Hunt and Dabney Associates
         Polytronics, Inc.
         Raytheon

5.       Others

         Jim Trautwein has been working as a Marketing Consultant since September 2001. Jim has been assisting with developing a marketing plan for optocouplers, identifying and training representatives, and making sales calls. Jim is compensated for his time and travel expenses when he travels for TOI.

         Bob Adams is the President of Chips and Wafers. Chips and Wafers is TOI's source of optocouplers as well as a source of specialty LED and detector chips. Chips and Wafers have several strategic relationships with companies in the Far East and have quoted several programs where volumes require low-cost, high volume assembly.

         Jim Gleason has agreed that since he doesn't require all of the space available in the 714 building, we can store some of our equipment in the unused portion of the building.

                                 SCHEDULE 3.18.1

                               INSURANCE POLICIES

         This Schedule contains an accurate and complete description of all policies of fire, business interruption, liability, worker's compensation and other forms of insurance owned or held by the Company.

                            SEE ATTACHED DESCRIPTIONS

                                 SCHEDULE 3.18.2

                            GROUP INSURANCE POLICIES

         This Schedule sets forth a true and complete list of all group insurance programs in effect for employees of the Company.

                  -        Employee Health Insurance: Healthmarket Insurance

                  -        Employee Dental Insurance: Metlife Dental Insurance

                  -        Employee Life Insurance: Sunlife of Canada

                                  SCHEDULE 3.19

                                  LABOR MATTERS

         This Schedule will set forth any exception to the Company's compliance with all applicable federal, state and local laws respecting employment and employment practices.

                                      NONE

                                  SCHEDULE 3.21

                                   LITIGATION

         This Schedule lists any claim, action, suit or arbitration proceeding, judgment or decree of any court now pending relating to or affecting the Company.

                                      NONE

                                  SCHEDULE 3.24

                              ENVIRONMENTAL MATTERS

                                      NONE

         The Purchaser has been provided a copy of the Limited Phase II Environmental Site Assessment covering the property located at 714 Shepherd Drive, Garland Texas.

                                    SCHEDULE
                                      3.25

                             EMPLOYEE BENEFIT PLANS

         This Schedule contains a complete list of employee benefit and pension plans of the Company.

                  -        The Retention Bonus Plan attached as Exhibit 6.1.9.

                                  SCHEDULE 3.27

                               BROKERS AND FINDERS

         This Schedule sets forth any agreement with any person that would obligate the Purchaser to pay any brokerage fee, commission, finder's fees or investment banking fee in connection with the transactions contemplated by this Agreement.

                                      NONE

                                  SCHEDULE 4.5

                       PURCHASER'S EXCHANGE ACT DOCUMENTS

         This Schedule lists any documents filed by the Purchaser under the Exchange Act and delivered to the Company.

                  10QSB for the quarterly period ended September 29, 2002.

                  10QSB for the quarterly period ended June 30, 2002.

                  10KSB for the year ended March 31, 2002.

                  Definitive Proxy Statement for the year ended March 31, 2002.

                                 SCHEDULE 6.1.2

                                REQUIRED CONSENTS

         This Schedule sets forth any terms of this Agreement in respect of the Company that require the consent, approval, filing with, registration or release of any governmental authority or any other person.

                                      NONE